Exhibit 99.1

Agricon Global Corporation Announces Over Subscription of Private Placement

Lehi, Utah, November 8, 2012—Agricon Global Corporation (Agricon) (OTC BB: AGRC), announced today its acceptance of an additional, over-subscribed $500,000 for its private placement offering of common stock.   Previously the Company had raised a total of $610,000, issuing 1,220,000 shares at the same price of fifty cents per share.  The Company had a requirement to raise a minimum of $600,000 as part of its acquisition of Canola Property Ghana Limited, a transaction that was completed on March 31, 2012, and met that requirement when it closed on the initial $610,000.  This transaction brings the total to $1,110,000 for the issuance of 2,220,000 shares in the private placement offering.

Bob Bench, President of Agricon said: “this additional capital will allow us to immediately execute the first 8,000 acre lease, of three long-term leases (50 years) that total over 30,000 acres of agricultural land in Ghana, West Africa. This will also allow us to begin clearing the land in preparation for planting.”

James Jensen, Board Chairman added: “We are encouraged with the significant world-wide investor interest in our project in Ghana. The Company will now begin its next capital raise of up to $10,000,000 for equipment, facilities and farm operations.”

About Agricon Global Corporation

Agricon is a development stage smaller reporting public company that recently acquired 100% interest in CPGL, based in Ghana West Africa. Agricon has located over 30,000 acres of agricultural land, with options to double the acres, it proposes to lease for cultivating and harvesting several rotation crops including maize (corn), sunflower, soya and canola.

Forward-Looking Statements

Statements about the expected timing, and all other statements in this press release, other than historical facts, constitute forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those projected. A number of the matters discussed herein deal with potential future circumstances and developments which may or may not materialize. This press release speaks only as of its date, and except as required by law, we disclaim any duty to update the information herein.

PacificWave Partners Limited, the Company’s financial consulting firm, assisted Agricon in both the acquisition of CPGL and introductions for capital and debt financing.

Source:	Agricon Global Corporation
	Contact:	Robyn Farnsworth
801-592-3000
robyn@bayhillcapital.com
bbench@bayhillcapital.com